EXHIBIT 99.1


                                   MEMORANDUM

                                 March 10, 2006


TO:      Executive Officers and Directors of Premiere Global Services, Inc.

FROM:    L. Scott Askins

RE: Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in securities of Premiere Global Services, Inc. (the "Company") during an upcoming "blackout period" that will apply to the Company's 401(k) Plan. The blackout period, which is imposed to facilitate a change in the 401(k) Plan's recordkeeper, will begin on March 24, 2006 at 4:00 p.m. EST, and is scheduled to end after close of business on the second full trading day following the issuance of the Company's earnings release for the quarter ended March 31, 2006. During the blackout period, participants will not have any ability to buy or sell the Company's common stock held in the 401(k) Plan.

IN ACCORDANCE WITH SECTION 306(a) OF THE SARBANES-OXLEY ACT OF 2002 AND THE SEC'S RULES AND REGULATIONS PROMULGATED THEREUNDER, THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS ARE PROHIBITED FROM 4:00 P.M. EST ON MARCH 24, 2006 THROUGH APRIL 21, 2006 FROM PURCHASING, SELLING, OR OTHERWISE ACQUIRING OR TRANSFERRING, DIRECTLY OR INDIRECTLY, ANY EQUITY SECURITY OF THE COMPANY ACQUIRED IN CONNECTION WITH HIS SERVICES AS A DIRECTOR OR EXECUTIVE OFFICER.*

Please note the following:

     o The term "equity securities" is defined broadly to include the Company's common stock, securities convertible into or exchangeable for the Company's common stock (including warrants, preferred stock and options) and derivative securities pertaining to any of the Company's equity securities.

     o Covered transactions are not limited to those involving your direct ownership, but include any o transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

     o Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.


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     o    Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant or pursuant to a restricted stock unit grant.

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These rules apply in addition to the trading  restrictions  under the  Company's insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties and appropriate action under the Company's insider trading policy. BECAUSE OF THE COMPLEXITY OF THESE RULES AND THE SEVERITY OF THE PENALTIES AND OTHER REMEDIES, PLEASE CONTACT ME BEFORE ENGAGING IN ANY TRANSACTION INVOLVING THE COMPANY'S EQUITY SECURITIES DURING THE BLACKOUT PERIOD.

You may obtain, without charge, information regarding the blackout period by contacting me at Premiere Global Services, Inc., The Lenox Building, Suite 700, 3399 Peachtree Rd. NE, Atlanta, Georgia 30326 or at (404) 262-8400.

If you have any questions, please feel free to contact me at (404)262-8400.

* Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, dividend reinvestment plans, sales required by law and certain other "automatic" transactions.


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